Exhibit 10(x.1)
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
BY AND BETWEEN DUSA PHARMACEUTICALS, INC. AND
MR. ROBERT F. DOMAN
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made as of the 26th day of November, 2008 (the “Effective Date”), by and between DUSA Pharmaceuticals, Inc., a corporation duly organized under the laws of the Commonwealth of Massachusetts, having offices located at 25 Upton Drive, Wilmington, Massachusetts (“DUSA”), and Robert F. Doman, currently residing at 30 Monument Square, Suite 410, Charlestown, Massachusetts 02129 (“Doman” and collectively with DUSA, the “Parties”).
     WHEREAS, DUSA and Doman are parties to that certain employment agreement dated December 29, 2004 (the “Agreement”), pursuant to which DUSA employs Doman as President and Chief Executive Officer and Doman continues to accept such employment; and
     WHEREAS, Doman’s bonus opportunity was increased at the time of his promotion to Chief Executive Officer and the parties desire to reflect this change in his Employment Agreement; and
     WHEREAS, DUSA and Doman wish to amend the Agreement to ensure that separation pay that is payable under the Agreement will not constitute a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
     NOW, THEREFORE, in consideration of the various promises and undertakings set forth in this Amendment, the Parties agree to amend the Agreement as follows:
1.	Paragraph 3 of the Agreement (Remuneration), which reads in relevant part:
Following the end of each fiscal year, the Board may award a cash bonus to Doman in an amount up to Forty percent (40%) of his current base salary for such year, as determined by the Board in its sold discretion.
     Shall be amended to reflect an increase in the cash bonus opportunity percentage to read:
Following the end of each fiscal year, the Board may award a cash bonus to Doman in an amount up to Fifty percent (50%) of his current base salary for such year, as determined by the Board in its sold discretion.
2.	As of the Effective Date, Subsections 10.B.(i) and (iii) of the Agreement are hereby deleted in their entirety and replaced with the following:
     “10. Termination of Employment.
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          B. If Doman’s employment is terminated by the COMPANY without cause the COMPANY shall:
               (i) pay Doman a severance allowance equivalent to twelve months then current base salary, payable as a lump sum, within sixty (60) days following the date of such termination;

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               (iii) Doman will be entitled to continued medical insurance to the same extent in which he participated prior to his termination date until the earlier to occur of one year following the termination date or the day Doman becomes eligible for and receives similar benefits with a new employer. Additionally, Doman will receive, in a lump sum cash payment within sixty (60) days following his termination, the value of any life insurance or other welfare benefits to the same extent in which he participated prior to his termination date, as if such benefits were continued for one year following his termination date.
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     Except as specifically described above, Subsection 10.B. shall remain otherwise unchanged. Additional text is italicized.
3. As of the Effective Date, the first sentence of Section 11 is hereby deleted in its entirety and replaced with the following:
     “11. Change of Control. If Doman’s employment agreement is terminated by the COMPANY without cause upon the consummation of a “change in control” as defined herein or at any time within three (3) years following such consummation, Doman shall receive, within five (5) days after such termination (except as otherwise specifically provided below) from the COMPANY or its successor, a lump sum payment equal to (i) three (3) times his base salary during the last fiscal year in which Doman is associated with the COMPANY (including any amounts due as severance under Paragraph 10B.(i) of this Agreement) if such termination is made effective on the date of consummation of such “change of control”, or (ii) three (3) times such base salary (including any amounts due as severance under Paragraph 10B.(i) of this Agreement) less the amount of salary paid from the date of consummation to the effective date of termination if such termination is effective following such consummation but within three years of such consummation; provided, however, Doman shall be entitled to any amounts due as severance under Paragraph 10B.(i) of this Agreement, immediate vesting of all stock options, and continued medical benefits to the same extent in which he participated prior to the change in control until the earlier to occur of one (1) year following the “change of control” or the date Doman becomes eligible for and receives similar benefits with a new employer. Additionally, Doman will receive, in a lump sum cash payment within sixty (60) days following his termination, the value of any life insurance or other welfare benefits to the same extent in which he participated prior to his termination date, as if such benefits were continued for one year following his termination date.
     Except as specifically described above, Section 11 shall remain otherwise unchanged. Additional text is italicized.
4. Effect of Amendment. Except as amended specifically by this First Amendment, the Agreement shall remain in full force and effect and shall be unaffected by this First Amendment.
5. Defined Terms. All terms used in this First Amendment and not otherwise defined in this First Amendment shall have the meanings assigned to such terms in the Agreement.
6. Governing Law. This First Amendment shall be governed by the laws of the State of New Jersey.
7. Counterparts. This First Amendment may be executed in counterparts, each of which, when taken together, shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this First Amendment, by their representative officers hereunto duly authorized, the day and the year first written above.

ATTEST:	DUSA PHARMACEUTICALS, INC.

/s/ Patricia Hommel	By:	/s/ Richard C. Christopher
Richard C. Christopher
Vice President and Chief Financial Officer

	Dated:	November 26, 2008

WITNESS:

/s/ Susan Tennent	By:	/s/ Robert F. Doman Robert F. Doman, President and Chief Executive Officer

	Dated:	November 26, 2008